Exhibit 10.1

                                                                December 2, 2002

Richard E. Bennett, Jr.
1650 Oakbrook Drive
Suite 405
Norcross, GA  30093

RE:  Revised Employment Agreement
        (Supercedes all prior Agreements, verbal and written)

Dear Richard:

     This letter is written to confirm the offer of OVT, Inc.  ("OVT") to employ you as  President.  You have agreed to begin  employment on October 1, 2002 (the
"Start Date"). We are excited about working with you and believe that you will make significant contributions to OVT. This letter supersedes and replaces any other offer, arrangement, or understanding in its entirety. The terms of your position with OVT are as follows:

     Cash  Compensation.  Your  initial  base salary for this  position  will be
$75,000 per year (the "Base Salary"), which shall commence upon the closing of
OVT's next anticipated equity financing which results, at a minimum, of proceeds of $100,000. You will be paid in accordance with OVT's normal payroll practices as in effect from time to time, and shall be subject to such withholdings and deductions as are required by law and by policies of OVT from time to time in effect. Your compensation will periodically be reviewed in accordance with the policies of the Compensation Committee of the Board of Directors.

     Equity Based Compensation. You will receive a restricted stock award of
1,500,000 shares of common stock of OVT.

     Benefits and Perquisites. In addition to your Base Salary and non-qualified stock option, you will be eligible to participate in all of OVT's benefit plans if and when adopted. Benefits are anticipated to include: health/dental/life insurance; and participation in OVT's 401(k) plan.

     Automobile Allowance. OVT will provide you with a lease payment allowance of up to $650 per month. Additionally, OVT will reimburse you for all operational expenses related to the leased automobile, including but not limited to fuel, insurance, and maintenance expenses. The Automobile Allowance for any month shall be payable only if OVT is profitable for such month, on a pre-tax basis, after giving effect to the payment of the automobile allowance and the payment of all other bonus and compensatory arrangements of OVT. Profit shall be determined in accordance with generally accepted accounting principles, consistently applied. No Automobile Allowance shall accrue or be due in any month that OVT has no profit.

     Expenses. OVT shall reimburse you for all reasonable expenses you incur in furtherance of, or in connection with, the business of OVT, including, but not limited to, travel expenses, business communication expenses, and all reasonable entertainment expenses (whether incurred at your residence, while traveling or otherwise), subject to the policies of OVT in effect from time to time.

     Termination of Employment. Except as provided in the next sentence, OVT shall have no obligation to pay any remuneration to you after termination of employment for any reason, except for Base Salary accrued prior to the date of termination of employment, any Sales Over Ride earned but not paid prior to the date of termination of employment, any bonus earned under any bonus plan established by the Board of Directors after the Start Date, and any expense reimbursements incurred prior to date of termination of employment which are payable in accordance with OVT's policies then in effect. The preceding sentence notwithstanding, if your employment is terminated by OVT for a reason other than death, disability, or cause, and other than mutual consent, then OVT shall pay you, in equal monthly installments (or as a lump sum based upon the present value of the future payments using the Corporation's incremental borrowing rate), the monthly Base Salary in effect at the effective date of such termination of employment for a period of 6 months following such termination.
Following a termination of employment for any reason, you agree to cooperate with OVT in all matters relating to the winding up of your pending work on behalf of OVT, including, but not limited to, any litigation in which OVT is involved, and the orderly transfer of any such pending work to other employees of OVT as may be designated by the OVT. OVT agrees to reimburse you for any reasonable pre-approved out-of-pocket expenses you incur in providing such cooperation, subject to reasonable documentation. OVT agrees to pay you a pro rata portion of the Base Salary for such time, unless OVT is paying your Base
Salary at the time.

     This letter does not create a contract of employment or a contract for benefits. Your employment relationship with OVT is at-will. At either your option or OVT's option, your employment may be terminated at any time, with or without cause.

     Prior to the Start Date, you will sign an employee agreement in the form of
Exhibit A hereto.

     If you have any questions concerning this offer, please do not hesitate to contact me.

     Sincerely,

     Richard E. Bennett, Jr., President of OVT, Inc.

     Accepted and agreed to this 25 day of November 2002.

     Richard E. Bennett, Jr.